Exhibit 10-p-2
CONSULTING AGREEMENT
This Consulting Agreement (this “Agreement”) is dated February 6, 2014 by and between Rockwell Collins, Inc., a Delaware corporation (the “Company”), and Gary R. Chadick (“Mr. Chadick”).
WHEREAS, Mr. Chadick has advised the Company of his desire to cease his employment with the Company effective as of February 7, 2014 (the “Effective Date”); and
WHEREAS, the Company desires to retain his services as a consultant on the terms and conditions set forth herein;
NOW THEREFORE, in consideration of the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:
ARTICLE I
OFFICER & DIRECTOR POSITIONS
Section 1.01Resignation. Effective as of the Effective Date, Mr. Chadick shall resign from all remaining positions that he holds with the Company and from all officer, director and other positions that he holds with any of the Company’s affiliates. Mr. Chadick agrees to execute such documents and take such actions as may be necessary or desirable to further effectuate the foregoing.
ARTICLE I
ARTICLE II
CONSULTING SERVICES
Section 2.01Term. For the three-month period commencing on February 10, 2014 (the “Term”), Mr. Chadick shall serve as a consultant to the Company. The Term may be extended by an instrument in writing signed by both parties. Mr. Chadick can shorten the Term with advance written notice if he secures alternative employment that conflicts with his ability to provide services hereunder, in which case he shall be compensated for the pro rata portion of such month then in progress.

Section 2.02Scope of Services and Duties. During the Term, Mr. Chadick agrees to make himself available to facilitate an orderly transition of his prior responsibilities to the Company’s new General Counsel and Secretary. Such services shall be performed on mutually agreed upon dates and times, shall not be unduly burdensome or unreasonable and shall not unreasonably interfere with Mr. Chadick’s other activities. Mr. Chadick is not required to travel to provide these services.

Section 2.03Independent Contractor Status. During the Term, it is the intention of the parties to establish an independent contractor relationship and not an employer-employee relationship, partnership, or joint venture. Accordingly, Mr. Chadick shall not be deemed employed by the Company for purposes of any federal or state withholding taxes, and the Company shall not be responsible for or required to withhold any such taxes for or on behalf of Mr. Chadick relating to payments made hereunder. Unless otherwise specifically agreed upon in writing, Mr. Chadick shall not have any authority after the Effective Date to act as the Company’s agent for any purposes, and shall not have the authority to bind the Company or to otherwise incur any liability or obligation in the name or on behalf of the Company.

ARTICLE III
COMPENSATION, BENEFITS AND IDEMNIFICATION
Section 3.01Compensation and Benefits. During the Term, Mr. Chadick shall be (i) paid $20,000 per month in arrears by electronic funds transfer to his personal bank account on March 10, 2014, April 10, 2014 and May 9, 2014, respectively, (ii) entitled to receive prompt reimbursement for all reasonable and necessary expenses incurred by him in performing his consulting services, which shall be reimbursed in accordance with the Company’s policies and procedures for third party business expenses and (iii) provided with administrative support reasonably required to fulfill his duties hereunder (such support shall be provided remotely by the Company’s existing administrative assistants).

Section 3.01Indemnification. To the maximum extent provided by law, the Company shall indemnify and hold Mr. Chadick harmless from all claims, actions, damages or losses relating in any way to his provision of services hereunder. The benefits provided in this Section 3.02 are in addition to any rights to indemnification and defense, including any right to advancement of legal fees and expenses, as are provided to Mr. Chadick pursuant to the Company’s Restated Certificate of Incorporation and By-Laws, and under Delaware General Corporation Law.

ARTICLE IV
COMPANY POLICIES
Section 4.01Compliance with Company Policies. While providing services hereunder, Mr. Chadick will continue to comply with:

a.the Company’s Standards of Business Conduct; and

b.the legal restrictions on trading in the Company’s securities while in possession of material non-public information.

ARTICLE V
MISCELLANEOUS
Section 5.01Date of Separation from Service. The parties agree that the services to be provided pursuant to this Agreement are distinct from the services Mr. Chadick provided as an employee of the Company prior to the Effective Date. Nevertheless, the parties agree that the level of services expected to be provided by Mr. Chadick during the Term shall not exceed the level of services permitted under Treasury Regulations § 1.409A-1(h)(1)(i) under which Mr. Chadick is presumed to have had a “Separation from Service” and shall not affect the date of his “Separation from Service” from the Company, as such term is defined in Section 409A of the Internal Revenue Code of 1986, as amended and any regulations and other guidance promulgated thereunder (“Section 409A”). The Effective Date shall be Mr. Chadick’s date of Separation from Service from the Company.

Section 5.02Termination of Change of Control Agreement. On the Effective Date, the Change of Control Agreement between Mr. Chadick and the Company dated as of June 30, 2009, shall terminate, and all rights of Mr. Chadick thereunder shall be extinguished.

Section 5.03Binding Effect; Successors.

a.This Agreement shall be binding upon and inure to the benefit of the Company and any of its successors or assigns, but the Company may assign this Agreement only: (i) to one of its affiliates, provided the Company guarantees such affiliate’s performance of its obligations under this Agreement; or (ii) pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company; and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law.

b.This Agreement is personal to Mr. Chadick and shall not be assignable by him without the consent of the Company (there being no obligation to give such consent) other than such rights or benefits as are transferred by will, the laws of descent and distribution, or succession.

Section 5.04Notices. All notices hereunder must be in writing and shall be deemed to have given upon receipt of delivery by: (a) hand (against a receipt therefor); (b) certified or registered mail, postage prepaid, return receipt requested; (c) a nationally-recognized overnight courier service (against a receipt therefor); or (d) e-mail or facsimile transmission with confirmation of receipt. All such notices must be addressed as follows:

If to the Company, to:
Rockwell Collins, Inc.
400 Collins Road NE
Cedar Rapids, IA 52498
Attention: Robert J. Perna, Senior Vice President, General Counsel and Secretary
Fax: (319) 295-3599
E-mail: rjperna@rockwellcollins.com

If to Mr. Chadick, to:
At Mr. Chadick’s address on file with the Company or such other address as to which any party hereto may have notified the other in writing.
Section 5.05Governing Law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

Section 5.06Amendment, Waiver. No provision of this Agreement may be modified, amended, or waived except by an instrument in writing signed by both parties.

Section 5.07Waiver of Breach. The waiver or ratification by either party of a breach of this Agreement shall not be construed as a waiver or ratification of any subsequent breach by either party to this Agreement.

Section 5.08Remedies Not Exclusive. No remedy specified herein shall be deemed to be such party’s exclusive remedy, and accordingly, in addition to all of the rights and remedies provided for in this Agreement, the parties shall have all other rights and remedies provided to them by applicable law, rule or regulation.

Section 5.09Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

Section 5.10Entire Agreement. Except as otherwise noted herein, this Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior and contemporaneous agreements, if any, between the parties relating to the subject matter hereof.

Section 5.11Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permitted under applicable law, whether now or hereafter in effect and, therefore, to the extent permitted by applicable law, the parties hereto waive any provision of applicable law that would render any provision of this Agreement invalid or unenforceable.

Section 5.12Section 409A. This Agreement is intended to comply with the provisions of Section 409A and, wherever possible, shall be construed and interpreted to ensure that any payments that may be paid, distributed provided, reimbursed, deferred or settled under this Agreement will not be subject to any additional taxation or premium interest under Section 409A. In the event the parties determine that this Agreement or any payment hereunder does not comply with the applicable provisions of Section 409A, the Company and Mr. Chadick agree to cooperate to the fullest extent in pursuit of any available corrective relief, as provided under the terms of Internal Revenue Service Notice 2008-113 or any corresponding subsequent guidance, from the Section 409A additional income tax and premium interest. Notwithstanding the foregoing, Mr. Chadick acknowledges and agrees that any and all tax liabilities of Mr. Chadick arising from the transactions contemplated by this Agreement are his sole responsibility, including, without limitation, any additional taxes and interest due pursuant to Section 409A. No acceleration of payments and benefits provided herein shall be allowed, unless permitted by Section 409A.
[Signatures appear on the following page.]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or caused the same to be executed by its duly authorized representative as of the date first above written.

ROCKWELL COLLINS, INC.
By:	/s/ Martha May
	Name:	Martha May
	Title:	SVP, Human Resources

/s/ Gary R. Chadick
By:	Gary R. Chadick